SAVINGS INSTITUTE BANK & TRUST SEEKS STATE CHARTER

WILLIMANTIC, CT – August 27, 2014 – SI Financial Group, Inc. (“the Company”), [Nasdaq:  SIFI] the holding company of Savings Institute Bank and Trust Company (the “Bank”), today announced that the Bank filed a notice of intent to convert from a federally-chartered savings bank to a Connecticut -chartered savings bank with the Connecticut Department of Banking on August 26, 2014. It also has filed or is in the process of filing complimentary applications and notices with the Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation (“FDIC”) and Federal Reserve Bank of Boston. Assuming approvals from the required agencies, the Company will remain a savings and loan holding company regulated by the Federal Reserve, and the Bank will be a Connecticut savings bank, FDIC insured, and a member bank of the Federal Reserve.

Rheo A Brouillard, Company and Bank President and Chief Executive Officer announced “These applications will not change our business plans. This is a positive change for our Bank in light of the Dodd-Frank Act which made certain changes that removed most of the benefits of operating under a federal savings bank charter.  We also believe that there are significant advantages to operating as a community bank with a local regulator that understands and lives in our market areas in Connecticut and Rhode Island.  There will be no changes in our directors, officers or employees or in the Bank’s FDIC coverage.  Rates and terms of all loans and deposits will not change as a result of the charter conversion.  The charter change is a strategic move for the long-term benefit of our shareholders, customers and employees.”

Regulatory approval is expected before year-end.

Forward-Looking Statements

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the ability to successfully integrate the operations of the former Newport Bancorp, Inc., the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514